UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: October 17, 2005
(Date of earliest event reported)

Computer Associates International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One Computer Associates Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
In light of the Company’s filing of its Amended 2005 Annual Report on Form 10-K/A today as described in Item 4.02 below, the Company intends to post certain supplemental information on its website later today. The supplemental information, when posted, can be found at www.ca.com/invest. This information has also been furnished as Exhibit 99.1 to this Current Report.
Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
Computer Associates International, Inc. (the “Company”) today amended its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (the “Original Form 10-K”) by filing with the SEC an Amended Annual Report on Form 10-K/A (the “Amended Form 10-K/A”). The Amended Form 10-K/A contains audited consolidated financial statements for the 2005, 2004 and 2003 fiscal years, the quarterly periods included in the 2005 and 2004 fiscal years and selected financial data for the 2005 through 2001 fiscal years. These financial statements and other financial information have been restated to:
(1) Reflect the application of the fair-value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). As previously disclosed, the Company has elected to adopt the modified retrospective application of SFAS 123(R), effective April 1, 2005, and the financial amounts for the periods presented in the Amended Form 10-K/A have been restated to reflect results as if the fair value method of expensing had been applied from the original effective date of SFAS 123, “Accounting for Stock-Based Compensation”, which occurred in fiscal year 1996. The net effect of the modified retrospective adoption of SFAS 123(R) is to reduce net income for fiscal year 2005 and to increase net loss for the 2004 and 2003 fiscal years as previously reported in the Original Form 10-K by approximately $34 million, $72 million and $99 million, respectively. The previously reported results of operations for the first quarter of the current fiscal year already reflect the modified retrospective adoption of SFAS 123(R).

(2) Correct the Company’s accounting treatment of subscription revenue relating to certain customer contracts that were initially entered into prior to October 2000 and later renewed. As a result of the Company’s review of its revenue recognition policies, the Company determined that there was an accounting error in that the revenue recorded on renewals of certain prior business model license agreements, when superseded by subscription based license agreements prior to the expiration of such prior business model license agreements, was not always recognized on a straight-line basis over the life of the new subscription based license agreements. The cumulative impact of this correction has the effect of increasing the March 31, 2002 balance of retained earnings, a component of stockholders’ equity, by $10 million. The effects of this correction increased total revenue by $30 million, $21 million and $15 million in fiscal years 2005, 2004 and 2003, respectively; and decreased the loss from continuing operations by $19 million, $13 million and $9 million in fiscal years 2005, 2004 and 2003, respectively, before giving effect to the application of SFAS 123(R) described in item (1) above. This correction has no impact on cash flows provided by continuing operating activities. This correction does not have a material impact on the previously reported results of operations for the first quarter of the current fiscal year.
In light of the error described in item (2) above, the Company concluded on October 17, 2005 that the financial statements for the 2005, 2004 and 2003 fiscal years, the quarterly periods in the 2005 and 2004 fiscal years and the selected financial data for the fiscal years 2005 through 2002, contained in the Original Form 10-K, should no longer be relied upon. Accordingly, the Company has filed with the SEC the Amended Form 10-K/A containing restated financial information for these periods.
The Company does not intend to restate the financial statements for the first quarter of the 2006 fiscal year contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Form 10-Q”) as they are not materially affected by the correction described above and already reflect the application of SFAS 123(R). However, the financial statements for the first quarter of the 2005 fiscal year, which are also contained in the Form 10-Q for comparison purposes, have been restated in the Amended Form 10-K/A, though not in the Form 10-Q. Accordingly, the information in the Form 10-Q should be considered in light of the information in the Amended Form 10-K/A.
The Company’s Audit and Compliance Committee has discussed these matters with the Company’s independent accountants. For more information about these matters please see the Amended Form 10-K/A which was filed with the SEC today.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit 99.1 Additional Financial Information Reflecting the 2005 Restatement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER ASSOCIATES INTERNATIONAL, INC.
Date: October 18, 2005	By:	/s/ Kenneth V. Handal
Kenneth V. Handal
Executive Vice President, General Counsel and Corporate Secretary